EXHIBIT 3.4.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF
SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B-2 CUMULATIVE CONVERTIBLE PREFERRED STOCK AND SERIES B-3 CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
IMH FINANCIAL CORPORATION
(Pursuant to Section 151 of the Delaware General Corporation Law)
FIRST: That IMH Financial Corporation, a Delaware corporation (the “Corporation”), pursuant to authority conferred on the Board of Directors of the Corporation (the “Board”) by its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board, by the unanimous written consent of its members, duly adopted the following resolution:
WHEREAS, the Board considers it necessary, appropriate and desirable, and in the best interests of the Corporation and its shareholders, to amend the Second Amended and Restated Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock and Series B-3 Cumulative Convertible Preferred Stock of the Corporation (the “Series B Preferred Certificate”) to extend the Required Redemption Date as that term is defined in the Series B Preferred Certificate with respect to the Series B-1 Preferred Stock and the Series B-2 Preferred Stock;
NOW THEREFORE LET IT BE:
RESOLVED, that pursuant to the authority conferred on the Board by the Corporation’s Certificate of Incorporation, that the Certificate of Amendment to the Second Amended and Restated Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock and Series B-3 Cumulative Convertible Preferred Stock of the Corporation, substantially in the form attached hereto as Exhibit 1 (the “Certificate of Amendment”), be, and the same hereby is, approved and adopted; and
RESOLVED, that the Chief Executive Officer, the Executive Vice President, the Secretary, and the Assistant Secretary of the Corporation (each, an “Authorized Officer”) be, and each of them individually hereby is, authorized and directed to execute, deliver and file the Certificate of Amendment with the Secretary of State of the State of Delaware and to pay any fees related to such filing.
SECOND: That Section 8(b) of the Series B Preferred Certificate is hereby amended by inserting therein a new Section 8(b) thereof, reading in its entirety as follows:
(b)    Required Redemption. At any time after July 24, 2020 each Holder of Series B-1 Preferred Stock and Series B-2 Preferred Stock, and at any time after February 9, 2023 each Holder of Series B-3 Preferred Stock, may require the Corporation to redeem, out of funds legally available therefor, all shares of such Series B Preferred Stock held by such Holder at a price (the “Required Redemption Price”) equal to the greater of (i) the Applicable Percentage times the sum of (x) the Original Price per share, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, and (ii) the sum of (x) the Per Share Book Value per share as of the date of such redemption, plus (y) any Dividends accrued but unpaid thereon, whether or not declared, until redeemed, on the thirtieth (30th) day after receipt of a written notice from such Holder requesting such redemption (a “Required Redemption Demand”) (the date of such redemption being referred to as a “Required Redemption Date”). On such Required Redemption Date, the Corporation shall redeem all such shares of Series B Preferred Stock held by such Holder. To the extent that the Corporation does not redeem any shares of Series B Preferred Stock as required by the preceding sentence, (i) Dividends shall continue to accrue on such shares of the Series B Preferred Stock at the Applicable Rate per annum, whether or not declared, until all such shares are redeemed, and (ii) all rights of the Series B Preferred Stock shall remain in full force and effect until redeemed. If the Corporation does not have sufficient funds available to redeem all shares of Series B Preferred Stock of Holders to be redeemed on the Required Redemption Date, the Corporation shall redeem each Holder’s applicable shares of Series B Preferred Stock out of any available funds, pro rata by applicable series of Series B Preferred Stock based on the aggregate Required Redemption Price payable with respect to all shares of such series, and within each applicable series each Holder being entitled to receive its pro rata share thereof based on the number of shares outstanding in such series, and shall redeem the remaining shares of Series B Preferred Stock to be redeemed as soon as practicable after the Corporation has available funds (which Series B Preferred Stock not so redeemed shall continue to accrue Dividends).

THIRD: That the definition of “Applicable Percentage” appearing in the Definitions Appendix be deleted in its entirely and replaced by the following:
“Applicable Percentage” shall mean one hundred sixty percent (160%) for Series B-1 Preferred Stock and Series B-2 Preferred Stock and one hundred forty-five percent (145%) for Series B-3 Preferred Stock.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Designation of the Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, and Series B-1 Cumulative Convertible Preferred Stock of IMH Financial Corporation to be signed by its Chief Executive Officer this 9th day of April, 2019.
IMH FINANCIAL CORPORATION
By: /s/ Lawrence D. Bain
Lawrence D. Bain, Chief Executive Officer

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